EXECUTION VERSION

PURCHASE AND CONVERSION AGREEMENT

This Purchase and Conversion Agreement (the “Agreement”) is entered into as of the 8th day of March, 2019, by and among Taronis Technologies, Inc., a Delaware corporation, formerly known as MagneGas Corporation, with offices located at 11885 44th St. N. Clearwater, FL 33762 (the “Company”), and the undersigned holder of the Existing Preferred Shares (as defined below) (the “Holder”), with reference to the following facts:

A. In accordance with that certain Securities Purchase Agreement, dated as of June 15, 2017 (the “June Securities Purchase Agreement”), by and among the Company and the buyers signatory thereto (the “June Buyers”), the Company, among other things, issued to the Holder (in its capacity as a June Buyer thereunder) certain shares of Series C Convertible Preferred Stock, $0.001 par value, of the Company (the “Series C Preferred Stock”).

B. In accordance with that certain Securities Purchase Agreement, dated as of September 15, 2017 (the “September Securities Purchase Agreement”), by and among the Company and the buyers signatory thereto (the “September Buyers”), the Company, among other things, issued to the Holder (in its capacity as a September Buyer thereunder) certain shares of Series E Convertible Preferred Stock, $0.001 par value, of the Company (the “Series E Preferred Stock”).

C. The Company desires to (a) purchase (the “Purchase”) 499 shares of Series C Preferred Stock held by the Holder and 31,765 shares of Series E Preferred Stock held by the Holder (together, the “Repurchase Preferred Shares”) in exchange for a cash payment of $3,500,000 (the “Purchase Price”) and (b) convert (the “Conversion”) 5,000 shares of Series E Preferred Stock held by the Holder (the “Conversion Preferred Shares”, and together with the Repurchase Preferred Shares, the “Existing Preferred Shares”) into 500,000 shares (the “Conversion Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”).

D. Capitalized terms not defined herein shall have the meaning as set forth in the September Securities Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Purchase and Conversion. On the date hereof, the Company shall purchase from the Holder, and the Holder shall sell to the Company, the Repurchase Preferred Shares for the Purchase Price, and the Holder shall convert the Conversion Preferred Shares into the Conversion Shares.

(a) On the date hereof, the Company shall deliver to the Holder by wire transfer, in U.S. dollars and immediately available funds, in accordance with the wire instructions delivered by the Holder to the Company prior to the date hereof, an amount equal to the Purchase Price.

(b) On the date hereof, the Company shall deliver or cause to be delivered the Conversion Shares to the Holder or its designee’s balance account with the Depository Trust Company (“DTC”) in accordance with the DTC instructions delivered by the Holder to the Company prior to the date hereof. As of the date hereof, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares, irrespective of the date the Conversion Shares are credited to the Holder’s or its designee’s balance account with DTC in accordance herewith. Immediately upon receipt of the Conversion Shares, the Holder shall cease to be a holder of the Conversion Preferred Shares.

(c) Immediately following the Holder’s receipt of the Purchase Price, the Repurchase Preferred Shares shall be automatically cancelled, the Holder shall cease to be a holder of the Repurchase Preferred Shares.

(d) The Company and the Holder shall execute and/or deliver such other documents and agreements as are customary and reasonably necessary to effectuate the Purchase and the Conversion.

2. AMENDMENTS TO TRANSACTION DOCUMENTS.

(a) Ratifications. Except as otherwise expressly provided herein, the June Securities Purchase Agreement, the September Securities Purchase Agreement and each other Transaction Document (as defined in the June Securities Purchase Agreement) and other Transaction Document (as defined in the September Securities Purchase Agreement), is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects (including, without limitation, with respect to any indemnification rights and obligations thereunder and any participation rights set forth therein), except that on and after the date hereof: (i) all references in any of the June Securities Purchase Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the June Securities Purchase Agreement shall mean such June Securities Purchase Agreement as amended by this Agreement, and (ii) all references in each other Transaction Document (as defined in the June Securities Purchase Agreement) to the “Securities Purchase Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to a Securities Purchase Agreement shall mean the applicable Securities Purchase Agreement as amended by this Agreement. Notwithstanding the foregoing, the Holder hereby acknowledges and agrees that, upon the consummation of the Purchase and the Conversion, Section 4(q) of the September Securities Purchase Agreement shall have no further force and effect and shall be null and void.

(b) Amendments to Transaction Documents. On and after the date hereof, the June Securities Purchase Agreement is hereby amended as follows:

(i) The first sentence of Section 4(o) is hereby amended by replacing “So long as any Warrants remain outstanding” with “Until July 23, 2022”.

(ii) Section 4(o)(i) is hereby amended by replacing “such Buyer’s pro rata portion of 50% of the Offered Securities, provided that the number of Offered Securities which such Buyer shall have the right to subscribe for under this Section 4(o) shall be (x) based on such Buyer’s pro rata portion of the aggregate original principal amount of the Preferred Shares purchased hereunder by all Buyers (the “Basic Amount”)” with “(x) 65% of the Offered Securities (the “Basic Amount”)”.

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3. Representations and Warranties of the Company. The Company represents and warrants to the Holder, as of the date hereof, as of the time of consummation of the Purchase and as of the time of consummation of the Conversion, that:

(a) Organization and Qualification. The Company and each Subsidiary (as defined in the September Securities Purchase Agreement) are duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents except, with respect to the Subsidiaries, for violations which would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. The Company and each Subsidiary are duly qualified to conduct its respective businesses and are in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. As used herein, “Material Adverse Effect” means any material adverse effect on (A) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any Subsidiary, individually or taken as a whole, (B) the transactions contemplated hereby or (C) the authority or ability of the Company to perform any of its obligations under this Agreement.

(b) Authorization and Binding Obligation. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and each of the other agreements and certificates entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Purchase and Conversion Documents”), including, without limitation, to consummate the Purchase and the Conversion and to issue the Conversion Shares in accordance with the terms hereof and thereof. The execution and delivery of the Purchase and Conversion Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the Purchase, the Conversion and the issuance of the Conversion Shares, have been duly authorized by the Board of Directors of the Company and, other than such filings required under applicable securities or “Blue Sky” laws of the states of the United States, no further filing, consent or authorization is required by the Company or of its Board of Directors or its shareholders in connection with the Purchase or the Conversion. This Agreement and the other Purchase and Conversion Documents have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

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(c) No Conflict; Required Filings and Consents.

(i) The execution, delivery and performance of the Purchase and Conversion Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (A) result in a violation of the Certificate of Incorporation (as defined in the September Securities Purchase Agreement), the terms of any share capital of the Company or any of its Subsidiaries, the Bylaws (as defined in the September Securities Purchase Agreement) or any of the organizational documents of the Company or any of its Subsidiaries, (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (C) result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws, rules and regulations, and the rules and regulations of the Nasdaq Capital Market (the “Principal Market”)) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except, in the case of (B) or (C), as would not be reasonably expected to result in a Material Adverse Effect.

(ii) Neither the Company nor any of its Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person (as defined in the September Securities Purchase Agreement) in order for it to execute, deliver or perform any of its obligations under or contemplated by the Purchase and Conversion Documents, in each case in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected, or will have been obtained or effected, on or prior to the date hereof, and the Company and its Subsidiaries are unaware of any facts or circumstances that might prevent the Company from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.

(d) No Integration. None of the Company, its Subsidiaries, any of their affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of Conversion Shares under the Securities Act or cause this offering of the Conversion Shares to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company, its Subsidiaries, their affiliates or any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of Conversion Shares under the Securities Act or cause the offering of the Conversion Shares to be integrated with other offerings.

(e) Issuance of Conversion Shares. The issuance of the Conversion Shares is duly authorized and upon issuance in accordance with the terms of the Purchase and Conversion Documents will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

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(f) Disclosure. Other than as set forth in the 8-K Filing (as defined below), the Company confirms that neither it nor any other Person acting on its behalf has provided the Holder or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information. The Company understands and confirms that the Holder will rely on the foregoing representations in effecting transactions in the Conversion Shares. All disclosure provided to the Holder regarding the Company and its Subsidiaries, their business and the transactions contemplated hereby, furnished by or on behalf of the Company is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company on or before the date hereof but which has not been so publicly announced or disclosed.

4. Representations and Warranties of Holders. The Holder represents and warrants to the Company, as of the date hereof, as follows:

(a) Organization and Authority. The Holder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Purchase and Conversion Documents and otherwise to carry out its obligations hereunder and thereunder. The Holder has the requisite power and authority to enter into and perform its obligations under the Purchase and Conversion Documents. The execution and delivery of the Purchase and Conversion Documents by the Holder and the consummation by the Holder of the transactions contemplated hereby and thereby has been duly authorized by the Holder’s board of directors or other governing body.

(b) Ownership of Existing Preferred Shares. The Holder owns the Existing Preferred Shares free and clear of any liens (other than the obligations pursuant to this Agreement and applicable securities laws). The Holder does not hold any shares of Series C Preferred Stock or Series E Preferred Stock other than the Existing Preferred Shares.

(c) Reliance on Exemptions. The Holder understands that the Conversion Shares are being offered and exchanged in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth herein and in the other Purchase and Conversion Documents in order to determine the availability of such exemptions and the eligibility of the Holder to acquire the Conversion Shares.

(d) Validity; Enforcement. This Agreement and the Purchase and Conversion Documents to which the Holder is a party have been duly and validly authorized, executed and delivered on behalf of the Holder and shall constitute the legal, valid and binding obligations of the Holder enforceable against the Holder in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

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(e) No Conflicts. The execution, delivery and performance by the Holder of this Agreement and the Purchase and Conversion Documents to which the Holder is a party, and the consummation by the Holder of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Holder, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Holder is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Holder, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Holder to perform its obligations hereunder.

5. Fees. The Company shall reimburse Kelley Drye & Warren LLP (counsel to the Holder), on demand, for all reasonable, documented costs and expenses incurred by it in connection with preparing and delivering this Agreement (including, without limitation, all reasonable, documented legal fees and disbursements in connection therewith, and due diligence in connection with the transactions contemplated thereby) in an aggregate amount not to exceed $10,000.

6. Form D and Blue Sky. The Company shall make all filings and reports relating to the transactions contemplated hereby as required under applicable securities or “Blue Sky” laws of the states of the United States following the date hereof, if any.

7. Disclosure of Transaction. The Company shall, on or before 8:30 a.m., New York City time, on or prior to the first (1st) Business Day (as defined in the September Securities Purchase Agreement) after the date of this Agreement, file a Current Report on Form 8-K describing the terms of the transactions contemplated hereby in the form required by the Securities Exchange Act of 1934 (the “Exchange Act”) and attaching the Purchase and Conversion Documents, to the extent they are required to be filed under the Exchange Act, as exhibits to such filing (including all attachments, the “8-K Filing”). The 8-K Filing shall disclose all material, non-public information (if any) provided up to such time to the Holder by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated by the Purchase and Conversion Documents or as otherwise disclosed in the 8-K Filing, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Holder or any of their affiliates, on the other hand, shall terminate. Neither the Company, its Subsidiaries nor the Holder shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of the Holder, to make a press release or other public disclosure with respect to such transactions (a) in substantial conformity with the 8-K Filing and contemporaneously therewith or (b) as is required by applicable law and regulations (provided that in the case of clause (a) the Holder shall be informed by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Holder (which may be granted or withheld in the Holder’s sole discretion), except as required by applicable law, the Company shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of the Holder in any filing, announcement, release or otherwise.

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8. Miscellaneous. Section 9 of the Securities Purchase Agreement, with the exception of Section 9(e), is hereby incorporated by reference herein, mutatis mutandis. As used therein:

(a)	“Buyer” or “Buyers” shall be deemed to refer to the Holder;

(b)	“Agreement” and “Transaction Documents” shall be deemed to refer to this Agreement;

(c)	“MagneGas Corporation” shall be deemed to refer to Taronis Technologies, Inc.; and

(d)	“Securities” shall be deemed to refer to the Conversion Shares.

9. Amendments. This Agreement may not be amended or modified unless in writing by both of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.

10. Termination. Notwithstanding anything contained in this Agreement to the contrary, if the Company does not deliver the Purchase Price and the Conversion Shares to the Holder in accordance with Section 1 hereof, then, at the election of the Holder delivered in writing to the Company at any time after the fifth (5th) business day immediately following the date of this Agreement, this Agreement shall be terminated and be null and void ab initio and the Existing Preferred Shares shall not be cancelled hereunder and shall remain outstanding as if this Agreement never existed.

11. Most Favored Nation. The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered to any Person with respect to any consent, release, amendment, settlement or waiver relating to the Purchase (each, a “Settlement Document”), is or will be more favorable to such Person than those of the Holder and this Agreement. If, and whenever on or after the date hereof, the Company enters into a Settlement Document, then (a) the Company shall provide notice thereof to the Holder immediately following the occurrence thereof and (b) the terms and conditions of this Agreement shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Settlement Document, provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder. The provisions of this Section 11 shall apply similarly and equally to each Settlement Document.

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IN WITNESS WHEREOF, the Holder and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.

COMPANY:

TARONIS TECHNOLOGIES, INC.

By:	/s/ Scott Mahoney
Name:	Scott Mahoney
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Holder and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.

HOLDER:

ALTO OPPORTUNITY MASTER FUND, SPC - SEGREGATED MASTER PORTFOLIO B

By:	/s/ Waqas Katri
Name:	Waqas Katri
Title:	Director